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                                                                   Exhibit 10(a)

                       EMPLOYMENT AND SEPARATION AGREEMENT

     This EMPLOYMENT AND SEPARATION AGREEMENT ("Agreement") is entered into as of this 8th day of April, 2003, by and between Cleveland-Cliffs Inc (the "Company") and Thomas J. O'Neil (the "Executive").

     WHEREAS, the Company and the Executive have arrived at a satisfactory agreement regarding the basis upon which the employment of the Executive with the Company will continue until his retirement; and

     WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of the continued employment and retirement of the Executive and certain benefits to be provided to the Executive under certain circumstances;

     NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

SECTION 1. CONTINUED EMPLOYMENT.

     1.1 EMPLOYMENT AT WILL. The Company and the Executive agree that the employment of the Executive has been and will continue to be "at will" such that the Executive can quit at any time without prior notice to the Company and the Company can terminate the employment of the Executive at any time without prior notice to the Executive.

     1.2 EMPLOYMENT UNTIL JULY 1, 2003. Subject to the provisions of Section 1.1 hereof, the Company and the Executive agree that it is intended that the Executive will continue in his current position of President and Chief Operating Officer of the Company until July 1, 2003 at


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the same level of compensation and benefits which currently apply to the
Executive, except that the Board of Directors may, in its discretion, grant an increase in base salary to the Executive at any time, and except that all compensation programs and benefits programs applicable to the Executive can be amended or terminated by the Company at any time.

     1.3 EMPLOYMENT ON AND AFTER JULY 1, 2003. The Company and the Executive agree that it is intended that the Executive will cease to be the President and Chief Operating Officer of the Company on July 1, 2003 but will continue to be a full-time employee of the Company until June 30, 2004. Subject to the provisions of Section 1.1 hereof, commencing on July 1, 2003 and continuing until June 30, 2004, the Executive shall be employed as President of Cliffs International Division, which position is not an elected officer position. It is intended that the Executive will be based in Arizona during this period and will be entitled to the following salary, bonus, and incentive compensation for such period:

     (a) the Executive will be paid his annual base rate of salary of $350,000 for the period July 1, 2003 to June 30, 2004:

     (b) the Executive will participate in the Company's annual bonus program, the Management Performance Incentive Plan, for 2003 on the basis of his performance through June 30, 2003 on a pro-rata basis;

     (c) the Executive will not participate in such Management Performance Incentive Plan with respect to his service after June 30, 2003 or during 2004;

     (d) the Executive has not received and will not receive any grants of performance shares under the Company's Performance Share Plan for calendar year 2003 and 2004; and

     (e) if the Executive remains in the employ of Cleveland-Cliffs Inc until June 30, 2004, all performance shares held by the Executive under the Company's Performance Share Plan which have not previously vested will become fully vested on June 30, 2004 and will be valued and paid as otherwise provided in the Plan.


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                                                                               3

Notwithstanding the terms and provisions of the letter to the Executive dated February 9, 2001 under the Company's Special Executive Retention Program, the Executive will not receive the second retention payment which would be payable on or after March 31, 2004 and the Executive hereby waives his right to receive such second retention payment.

     Except as provided above and subject to the provisions of Section 1.1 hereof, the Executive shall continue to participate in all compensation and employee benefit programs of the Company recognizing however that all such compensation programs and benefits programs applicable to the Executive can be amended or terminated by the Company at any time.

SECTION 2. RETIREMENT, TERMINATION OF EMPLOYMENT, OR DEATH.

     2.1 RETIREMENT DATE. The Company and the Executive agree that the Executive's employment with the Company will terminate as of June 30, 2004 (the "Retirement Date").

     2.2 TERMINATION ON THE RETIREMENT DATE. In the event the Executive terminates employment with the Company on the Retirement Date and executes the Release of All Claims described in Section 5.2 hereof, the Executive will be entitled to receive the Special Benefits set forth in Section 3 hereof.

     2.3 TERMINATION BY THE COMPANY WITHOUT CAUSE PRIOR TO THE RETIREMENT DATE. In the event the Company terminates the employment of the Executive without Cause prior to the Retirement Date and the Executive executes the Release of All Claims described in Section 5.2 hereof, the Executive will be entitled to receive the compensation and benefits described in Sections 1.2 and 1.3 hereof and the Special Benefits set forth in Section 3 hereof. For purposes of this Agreement "Cause" shall mean only (i) Executive's willful failure to perform his duties under this Agreement within a reasonable period of time after receipt of written notice from the Company setting forth in reasonable detail the duties which Executive has failed to perform and



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                                                                               4

the corrective actions expected of him; (ii) a breach of Executive's duty of loyalty to the Company, including but not limited to a breach of Executive's obligations under Section 6 below; (iii) indictment for, conviction of, or written confession to a crime against the Company or a crime which otherwise materially adversely affects Executive's ability to perform his obligations under this Agreement, any business relationships which the Company maintains or the general reputation and good will of the Company.

     2.4 TERMINATION BY THE COMPANY WITH CAUSE OR BY THE EXECUTIVE FOR ANY REASON PRIOR TO THE RETIREMENT DATE. In the event the Company terminates the employment of the Executive with Cause, as defined in Section 2.3 hereof, prior to the Retirement Date, the Executive will not be entitled to receive the Special Benefits set forth in Section 3 hereof. In the event the Executive terminates his employment with the Company for any reason other than death prior to the Retirement Date, the Executive will also not be entitled to receive the Special Benefits set forth in Section 3 hereof.

     2.5 DEATH PRIOR TO THE RETIREMENT DATE. In the event the Executive does not otherwise terminate employment and dies prior to the Retirement Date, his spouse, if she is same spouse as the Executive is married to on the date of this Agreement, shall be entitled to the Medical Benefit described in Section 4.2 hereof.

     2.6 DEATH AFTER THE RETIREMENT DATE. In the event the Executive terminates employment with the Company on the Retirement Date and dies thereafter, his spouse, if she is same spouse as the Executive is married to on the date of this Agreement, shall be entitled to receive the Medical Benefits described in
Section 4.2 hereof.


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SECTION 3. SPECIAL BENEFITS.

     3.1 SPECIAL RETIREMENT BENEFITS. If the Executive retires pursuant to
Section 2.2 hereof or is terminated by the Company pursuant to Section 2.3 hereof and the Executive executes the release described in Section 5.2 hereof, the Company will pay the Executive a supplemental retirement benefit commencing on the first day of the month next following his date of retirement or termination of employment a monthly amount equal to the monthly amount of his unreduced accrued retirement benefit under The Pension Plan For Employees Of Cleveland-Cliffs Inc And Its Associated Employers ("Qualified Pension Plan"). Such monthly benefit shall be paid until the month before the month in which the Executive is first eligible to receive an unreduced retirement benefit under the Qualified Pension Plan at which time the payments under this Agreement shall cease. At the election of the Company such amount may be paid under the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan or may be paid separately by the Company.

     3.2 CONTINUATION OF ARRANGEMENT WITH AYCO. The Company hereby agrees that, unless this Agreement is terminated pursuant to Section 2.4 hereof, the Executive will continue to be provided with personal financial planning services by AYCO until December 31, 2005 and shall be provided with personal tax return preparation services by AYCO for the Executive's taxable years ending in 2003, 2004, and 2005.

     3.3 EXPENSES AS 2003 PRESIDENT OF SOCIETY FOR MINING, METALLURGY AND EXPLORATION. The Company agrees that, unless this Agreement is terminated pursuant to Section 2.4 hereof, the Company shall pay all reasonable travel expenses which the Executive shall incur as the President of the Society for Mining, Metallurgy and Exploration during his term of office as 2003 President of the Society.


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SECTION 4. RETIREE MEDICAL BENEFITS

     4.1 RETIREE MEDICAL BENEFITS FOR THE EXECUTIVE. The Company will, in accordance with a letter dated May 20, 1997 from Mr. M. Thomas Moore, Chairman and Chief Executive Officer of Cleveland-Cliffs Inc to the Executive, provide retiree medical coverage to the Executive and his spouse and dependents, if any, on the same terms and conditions as retiree medical benefits are being provided to retired salaried employees of the Company subject to the right of the Company to amend or terminate retiree medical benefits at any time and subject to all conditions specified in such May 20, 1997 letter. In order to be covered by such retiree medical benefits, the Executive must make such contribution to the cost of such coverage as is being paid by other retired salaried employees of the Company. In the event that the Executive shall fail to timely make such required contributions, the retiree medical coverage under this Agreement shall cease. The Executive may elect to have the payments under Section 3.1 hereof and the payments under the Qualified Plan reduced by the amount of such contributions.

     In the event that the Company shall establish different retiree medical programs for different groups of retired salaried employees or provide for different contribution levels for different groups of salaried employees, the Executive shall be covered by the retiree medical program and the contribution level which applies to retired salaried employees whose dates of hire and service most closely resemble the date of hire and service of the Executive. Executive may, however, be allowed to choose alternative levels of retiree medical coverage and contribution levels, if such alternative levels are made available by the Company to others under its salaried retiree medical plan.

     4.2 SPOUSAL MEDICAL BENEFITS. In the event that the Executive dies under the circumstances described in Section 2.5 hereof, the Company shall, in accordance with a letter



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dated May 20, 1997 from Mr. M. Thomas Moore, Chairman and Chief Executive
Officer of Cleveland-Cliffs Inc to the Executive, provide retiree medical coverage to the spouse of the Executive at the time of his death, if she is the same person who was his spouse on the date of execution of this Agreement on the same terms and conditions as retiree medical benefits are being provided to surviving spouses of deceased salaried employees of the Company subject to the right of the Company to amend or terminate retiree medical benefits at any time. In the event that the Executive dies under the circumstances described in
Section 2.6 hereof at a time when the Executive is covered by retiree medical benefits for himself and his dependents, the Company shall provide retiree medical coverage to the spouse of the Executive at the time of his death, if she is the same person who was his spouse on the date of execution of this Agreement on the same terms and conditions as retiree medical benefits are being provided to surviving spouses of deceased retired salaried employees of the Company subject to the right of the Company to amend or terminate retiree medical benefits at any time. In order to be covered by such spousal retiree medical benefits, the spouse must make such contribution to the cost of such coverage as is being paid by other surviving spouses of deceased retired salaried employees of the Company. In the event that the spouse of the Executive shall fail to timely make such required contributions, the spousal retiree medical coverage under this Agreement shall cease. The surviving spouse of the Executive may elect to have the payments to her under the Qualified Plan, if any, reduced by the amount of such contributions.

SECTION 5. RELEASE OF ALL CLAIMS.

     5.1 RELEASE AS OF DATE OF THIS AGREEMENT. By executing this Agreement, the Executive hereby fully releases and forever discharges the Company, its Affiliates and Successors, and their officers, directors, shareholders, agents, representatives, and employees,



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from any and all claims, debts, liabilities, demands and obligations, known and unknown (hereinafter collectively referred to as "claims") of any kind, character and nature which the Executive has or arguably may have now or in the future against the Company and any of the entities or persons identified above, especially, but not limited to, those matters which may arise out of or in any way relate to the Executive's employment with the Company and which occurred from the beginning of time until the date of the execution of this Agreement. This release is intended to be broadly construed to encompass all possible legal and equitable claims, and is intended to include, but not to be limited to, claims brought under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion, sex; the Americans with Disabilities Act, which prohibits discrimination against individuals with disabilities; Fair Labor Standards Act of 1938, as amended; the Family and Medical Leave Act of 1993, the Civil Rights Attorney's Fees Awards Act of 1976; or any other federal, state or local laws or regulations prohibiting employment discrimination or restricting an employer's right to terminate employees. This Release also includes any state or federal claims for wrongful discharge, breach of contract, breach of promise, breach of public policy, or any claim of wrongful doing arising out of Executive's employment or the termination of the Executive's employment. The Executive warrants and represents that he understands and acknowledges the significance and consequences of this release and waiver, that the Executive has been advised of his right to consult with an attorney for information and advice concerning such release and waiver, and that such release and waiver is freely and voluntarily given. This Release is intentionally broad but is not intended to release any claims the Executive may have for vested accrued benefits under any



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                                                                               9

compensation program or employee benefit program of the Company provided that such claims for benefits have not been denied prior to the date of execution of this Agreement.

     The Executive further warrants and acknowledges that he has been given a reasonable period of time of at least twenty-one (21) days within which to consider the terms of this Agreement and that the Executive has carefully read, understood and agreed to each and every provision contained in this Agreement.

     5.2 RELEASE ON JUNE 30, 2004. The Company agrees to provide and Executive agrees to execute and deliver to the Company an additional release in form and substance similar to Section 5.1 hereof on June 30, 2004.

     5.3 RIGHT TO REVOKE RELEASES. The Executive shall have seven (7) days from the date of his execution of this Agreement within which to revoke the Agreement. Said revocation shall be in writing and delivered to the Company. If the Executive revokes the Agreement, all provisions of the Agreement will be null and void.

     The Executive shall have seven days from the date that he delivers the release described in Section 5.2 hereof to revoke such Release. Failure to deliver such Release or revocation of such Release will terminate the obligation of the Company to provide any of the Special Benefits to the Executive described in Section 3 hereof.

     5.4 RELEASE DOES NOT APPLY TO CLAIMS FOR INDEMNIFICATION OR INSURANCE AGAINST THIRD PARTY CLAIMS AGAINST THE EXECUTIVE. The Release contained in
Section 5.1 hereof and the Release described in Section 5.2 hereof shall not release claims which the Executive may have against the Company or against any insurance contract purchased by the Company for indemnification against claims against the Executive by a third party arising out of his service as an officer or employee of the Company or his service at the request of the Company as a


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director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise.

SECTION 6. COVENANTS.

     6.1 DISCLOSURE OR USE OF INFORMATION. The Executive will at all times during and after the term of his employment by the Company keep and maintain the confidentiality of all Confidential Information and will not at any time either directly or indirectly use such information for his own benefit or otherwise divulge, disclose or communicate such information, except as required by law, to any person or entity in any manner whatsoever other than employees or agents of the Company or its Affiliates who have a need to know such information and then only to the extent necessary to perform their responsibilities on behalf of the Company or its Affiliates. As used herein, "Confidential Information" will mean any and all information (EXCLUDING INFORMATION IN THE PUBLIC DOMAIN) which relates to the business of the Company and its Affiliates including without limitation all patents and patent applications, copyrights applied for, issued to or owned by the Company or any of its Affiliates, inventions, trade secrets, computer programs, proprietary engineering and technical data, drawings or designs, proprietary manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, suppliers, proprietary methods and manner of operations, and information relating to the identity and/or location of all past, present and prospective customers of the Company and its Affiliates.

     6.2 CO-OPERATION. During the term of his employment by the Company after the date this Agreement is executed and for a period of twenty-four (24) months following the Retirement Date, the Executive will not attempt to induce any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate nor will he take any action



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with respect to any of the suppliers or customers of the Company and its
Affiliates which would have or might be likely to have an adverse effect upon the business of the Company and its Affiliates. Executive hereby agrees not to make any statement or take any action, directly or indirectly, except as required by law, that will disparage or discredit the Company and its Affiliates, their Officers, Directors of the Company, their employees or any of their products, or in any way damage their reputation or ability to do business or conduct their affairs. Executive agrees that subsequent to the Retirement Date he will, in conjunction with a Company request, reasonably co-operate with the Company in connection with transition matters, disputes and litigation matters upon reasonable notice, at reasonable times, and will be paid or reimbursed for reasonable expenses incurred by the Executive relating to such matters.

     6.3 NON-COMPETITION. The Executive hereby agrees that the Executive will not, for a period of two (2) years after June 30, 2004, directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where the Company or any of its Affiliates (as defined below) is then conducting business:

          (1) engage, as an employee, partner, or sole proprietor, in any business segment of any person or entity which competes, directly or indirectly, with the product lines of the Company or its Affiliates; or

          (2) in connection with any product lines of the Company or its Affiliates, render advice, consultation, or services to or otherwise assist any other person or entity which competes, directly or indirectly, with the Company or any of its Affiliates with respect to such product lines.

     The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher Special Benefits from the Company than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of



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the provisions of this Agreement, that he has had reasonable time to consider the effect of these provisions, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. The Company and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, as so modified by the Court, to be fully enforced.

     6.4 INJUNCTIVE RELIEF. In the event of a breach of any of the provisions of this Section 6 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

SECTION 7. MISCELLANEOUS.

     7.1 DEFINITIONS.

          a. The term "Affiliate" shall mean any entity controlling, controlled by or under common control with the Company, including, but not limited to, divisions and subsidiaries of the Company.

          b. The term "Successor" will include any person, firm, corporation or business entity which acquires all or substantially all of the assets or succeeds to the business of the Company.

     7.2 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.


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     7.3 GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio.

     7.4 SUCCESSORS. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Company except that he can assign any payments under this Agreement (but not any of his obligations under this Agreement) to his spouse or to his estate. This Agreement may be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company.

     7.5 ENTIRE AGREEMENT. As of the execution date of this Agreement, the Company and the Executive agree that this Agreement shall become effective as of July 1, 2003 and shall replace the Management Agreement dated August 17, 1998 between the Company and the Executive as of the Retirement Date if and only if the Executive terminates employment with the Company on the Retirement Date. If and when this Agreement has become effective, it shall supersede any other prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and shall constitute the entire agreement of the parties with respect thereto.

     7.6 MODIFICATION. This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by the Company and the Executive or their legal representatives.

     7.7 EXECUTION OF AGREEMENT. In executing this Agreement, the parties acknowledge that they do so freely and voluntarily after having had ample time to fully consider and reflect upon their decision to enter into this Agreement, and not as a result of any duress, fraud or undue influence exerted by either party upon the other. In addition, the Executive acknowledges that he has read this Agreement carefully, that he has been advised by the Company to consult an



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attorney or other independent advisor of his own choosing, and that he has determined that it is in his best interest to enter into this Agreement.

     7.8 PERIODS FOR CONSIDERATION AND REVOCATION. The Executive acknowledges that he has been given the right to a period of at least twenty-one (21) days, if he so desires, within which to consider entering into this Agreement and that he further has seven (7) days following execution of this Agreement to revoke it. This Agreement shall not become effective or enforceable until the date the revocation period has expired.




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     IN WITNESS WHEREOF, the Executive and the Company have executed this
Agreement as of the day and year first above written.



CLEVELAND-CLIFFS INC



By: /s/John S. Brinzo
    -----------------------------------


And:___________________________________

    /s/ Thomas J. O'Neil
  __________________________
     THOMAS J. O'NEIL